Exhibit 99.1

RadNet Commences Tender Offer and Consent Solicitation for 10 3/8% Senior Notes due 2018

LOS ANGELES, California, March 7, 2014 – RadNet, Inc. (NASDAQ: RDNT) (the "Company") announced today that it has commenced a tender offer to purchase for cash any and all of the outstanding $200 million aggregate principal amount of 10 3/8% Senior Secured Notes due 2018 (CUSIP# 750492 AD2) (the "Notes").

In conjunction with the tender offer, the Company also commenced a solicitation of consents to amend the indenture governing the Notes to eliminate or modify certain restrictive covenants and other provisions contained in the indenture governing the Notes. The tender offer and consent solicitation are being made pursuant to the Company's Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase"), dated March 7, 2014, which sets forth a more comprehensive description of the terms of the offer.

As more fully described in the Offer to Purchase, the total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn and as to which consents to the proposed amendments to the Indenture are delivered on or prior to March 20, 2014 (the “Consent Payment Deadline”) is the price equal to $1,056.88 (the “Total Consideration”) which amount includes a consent payment (the “Consent Payment”) of $30.00 per $1,000 principal amount of Notes. Holders who validly tender their Notes after the Consent Payment Deadline and on or prior to 11:59 p.m., New York City time, on April 3, 2014, unless extended or earlier terminated (the “Expiration Date”) will be eligible to receive an amount, paid in cash, equal to the Total Consideration less the $30.00 Consent Payment per $1,000 principal amount of Notes, or $1,026.88 per $1,000 principal amount of Notes tendered.

In addition, all Notes accepted for payment will be entitled to receive accrued and unpaid interest in respect of such Notes from the last interest payment date prior to the applicable settlement date to, but not including, the applicable settlement date.

Settlement for all Notes validly tendered on or prior to the Consent Payment Deadline and not validly withdrawn prior to that time is the date following the Consent Payment Deadline but on or prior to the Expiration Date when the Company accepts for purchase such Notes and is expected to occur on March 21, 2014. Settlement for all Notes tendered after the Consent Payment Deadline, but on or prior to the Expiration Date, is expected to occur on April 4, 2014.

Consummation of the tender offer, and payment for the tendered notes, is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the condition that the Company shall have completed a new debt financing and the Company shall have received sufficient net proceeds therefrom, together with available cash, if required, to fund the tender offer and consent solicitation and any related fees and expenses, and the condition that the Company shall have received sufficient consents to effect the proposed amendments to the indenture governing the Notes, and other customary conditions. If any of the conditions are not satisfied, the Company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate the tender offer and consent solicitation. Subject to applicable law, the Company has reserved the absolute right, in its sole discretion, to at any time (i) waive any condition to the tender offer and (ii) amend any of the terms of the tender offer, including but not limited to the purchase price or the amount of the consent payment.

Holders may withdraw their tenders and revoke their consents at any time before 5:00 p.m., New York City time, on March 20, 2014, unless extended.

Barclays Capital Inc. is acting as dealer manager and solicitation agent (the "Dealer Manager") for the tender offer and the consent solicitation. The Tender Agent and Information Agent is D.F. King & Co., Inc.

Questions regarding the tender offer and consent solicitation should be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect). Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 578-5378 (toll-free) or (212) 269-5550 (banks and brokers).

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This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. The tender offer and consent solicitation is made only by means of the Offer to Purchase and the related letter of transmittal. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 250 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning successfully integrating the Company’s acquired operations, successfully achieving 2014 financial guidance, achieving cost savings, successfully developing and integrating its information technology operations as well as new lines of business, continuing to grow its business by generating patient referrals and contracts with radiology practices, receiving third-party reimbursement for diagnostic imaging services and successfully completing its intended refinancing of its $200 million 10 3/8% senior unsecured notes and its new senior secured debt financing are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect RadNet's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speak only as of the date they are made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

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